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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                        FORM 4
                                  ==================
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*
     Cashman, Jr.               Edmund                  J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
     1717A             Circle           Road
--------------------------------------------------------------------------------
                                    (Street)
     Ruxton                         MD                     21204
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
   EA Engineering, Science, and Technology, Inc.   (EACO)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
    ###-##-####
================================================================================
4. Statement for Month/Year     1/98
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship  of  Reporting  Person to Issuer  (Check all  applicable)
   [ X ]  Director  [ ] 10% Owner [ ] Officer  (give  title  below)
   [ ] Other  (specify below)
================================================================================
7. Individual or Joint/Group Filing (Check applicable line) [ X] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     44,875          D
====================================================================================================================================

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                  Page 1 of 2

FORM 4 (continued)           Edmund J. Cashman, Jr.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
 Purchase Option    $1.25    1/14/99  A         4,750        1/14/99  1/13/2004 Stock    4,750           8,750      D
====================================================================================================================================

Explanation of Responses:


    /s/ Edmund J. Cashman, Jr.                             February 8, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.


                                  Page 2 of 2


 (122797DTI)